Exhibit 99.1

NEWS RELEASE

Alliance Imaging, Inc.

Kenneth S. Ord

Executive Vice President

Chief Financial Officer

(714) 688-7100

www.allianceimaging.com

ALLIANCE IMAGING
REPORTS RESULTS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

ANAHEIM, CA—March 2, 2004—Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the fourth quarter and year ended  December 31, 2003.

Revenue decreased 1.9% to $101.6 million for the fourth quarter ended December 31, 2003 from revenue of $103.6 million for the same quarter in 2002, a decline of $2.0 million.  For the full year of 2003, revenues increased 0.8% to $415.3 million from $412.0 million in the same period of the preceding year, an increase of $3.3 million.

Alliance’s earnings before interest, taxes, depreciation, and amortization, adjusted for non-cash stock-based compensation expenses, employment agreement costs, and severance and related costs (“Adjusted EBITDA”), decreased 7.0% to $40.9 million in the fourth quarter of 2003 from $44.0 million for the corresponding quarter of 2002, a decrease of $3.1 million.  For full year of 2003, Adjusted EBITDA before impairment charges decreased 6.5% to $170.3 million from $182.1 million in 2002, a decrease of $11.8 million.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the table entitled “EBITDA and Adjusted EBITDA” included in the tables following this release.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer stated, “Alliance achieved its Adjusted EBITDA guidance for the fourth quarter and full year 2003.  Alliance continues to focus on stabilizing our core shared-service MRI business.  The positron emission tomography (“PET”) modality continues to grow at a very significant rate, with 2003 PET revenue increasing to $56 million, or 87% over last year.  We are also addressing a broader spectrum of needs for our customers by selectively pursuing free-standing imaging center opportunities, most in partnerships with hospitals and health systems.  During 2003, Alliance opened five free-standing MR imaging centers and operated a total of eight centers as of the end of the year.  The Company has opened one additional center since the beginning of 2004.”

Alliance Imaging, Inc.

News Release

March 2, 2004

Alliance incurred the following costs that were excluded from the calculation of Adjusted EBITDA.  Non-cash stock-based compensation expenses totaled $0.4 million in each of the fourth quarters of 2003 and 2002, and $1.7 million and $1.9 million in 2003 and 2002, respectively.  Employment agreement costs totaled $0.3 million and $2.4 million in the fourth quarter and full year 2003, respectively, and severance and related costs totaled $0.4 million and $2.2 million in the fourth quarter and full year of 2003, respectively.

Also excluded from the calculation of Adjusted EBITDA for the year ended December 31, 2003 were non-cash asset impairment charges totaling $73.2 million.  These charges, which were recorded in the third quarter of 2003, were related to the impairment of certain older MRI systems, goodwill and customer contract intangible assets, and the decline in value of an investment in a joint venture.

Earnings per share on a diluted basis (excluding non-cash stock-based compensation expenses, employment agreement costs, and severance and related costs) were $0.10 per share for the fourth quarter of 2003 compared to $0.18 per share (excluding non-cash stock-based compensation expenses) for the fourth quarter of 2002.

For full year 2003, earnings per share on a diluted basis (excluding non-cash stock-based compensation expenses, impairment charges, employment agreement costs, and severance and related costs) were $0.56 per share compared to $0.74 per share (excluding non-cash stock-based compensation expenses) for the full year of 2002.

Earnings per share on a diluted basis totaled $0.14 for the fourth quarter of 2003 compared to $0.17 per share for the fourth quarter of 2002.  The net loss per share was $(0.66) for the year ended December 31, 2003 compared to earnings per share on a diluted basis of $0.72 per share for the year ended December 31, 2002.

For a more detailed discussion and computation of earnings per share, see the table entitled “Earnings (Loss) Per Share” included in the tables following this release.

At December 31, 2003, the Company’s net debt to last twelve months Adjusted EBITDA was 3.3x.  Cash flow provided by operating activities was $32.5 million for the fourth quarter of 2003 compared to $41.1 million for the corresponding period of the preceding year.  For the years ended December 31, 2003 and 2002, cash flow from operating activities totaled $129.0 million and $139.0 million, respectively.  Capital expenditures were $20.6 million in the fourth quarter of 2003 compared to $19.8 million in the same quarter of 2002.  For the years ended December 31, 2003 and 2002, capital expenditures totaled $90.2 million and $70.1 million, respectively.

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Alliance Imaging, Inc. is a leading national provider of diagnostic imaging services.  Alliance provides imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of free-standing imaging centers.  The Company had 472 diagnostic imaging systems, including 363 MRI systems, and 1,344 clients in 44 states at December 31, 2003.

Investors and all others are invited to listen to a conference call discussing fourth quarter and full year 2003 results.  The conference call is scheduled for March 3, 2004 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at  www.allianceimaging.com.  Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (888) 689-9529 (United States) or (706) 645-0319 (International).  Interested parties should call at least ten minutes prior to the conference call to register.  A replay of the call can be accessed until April 2, 2004 by visiting the Company’s website or by calling (800) 642-1687 (United States) or (706) 645-9291 (International).  The conference call replay identification number is 5761622.

This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

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ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003

Revenues	$103,556	$101,555	$412,033	$415,283

Costs and expenses:
Operating expenses, excluding depreciation	48,174	50,543	184,050	198,456
Selling, general and administrative expenses	11,367	10,085	45,930	46,567
Employment agreement costs	—	321	—	2,446
Severance and related costs	—	391	—	2,246
Non-cash stock-based compensation	418	418	1,900	1,672
Impairment charges	—	—	—	73,225
Depreciation expense	17,679	21,116	69,384	77,675
Amortization expense	805	868	2,502	2,897
Interest expense, net of interest income	11,591	10,515	47,705	43,589
Other (income) expense	(831)	43	(872)	(200)
Total costs and expenses	89,203	94,300	350,599	448,573

Income (loss) before income taxes	14,353	7,255	61,434	(33,290)
Income tax expense (benefit)	5,956	722	25,495	(1,680)
Net income (loss)	$8,397	$6,533	$35,939	$(31,610)

Earnings (loss) per common share:
Basic	$0.18	$0.14	$0.76	$(0.66)
Diluted	$0.17	$0.14	$0.72	$(0.66)

Weighted average number of shares of common stock and common stock equivalents:
Basic	47,683	47,959	47,595	47,872
Diluted	49,345	48,304	49,793	47,872

ALLIANCE IMAGING, INC.
EBITDA AND ADJUSTED EBITDA
(in thousands)

EBITDA represents earnings before interest expense, net, other income, income taxes, depreciation and amortization expense.  Adjusted EBITDA represents EBITDA adjusted for employment agreement costs, severance and related costs, impairment charges, and non-cash stock-based compensation expenses.  EBITDA and Adjusted EBITDA are not presentations made in accordance with accounting principles generally accepted in the United States of America.  EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as measures of profitability or liquidity.  EBITDA and Adjusted EBITDA are included to provide additional information with respect to a measure that certain investment analysts use as a benchmark for measuring our operating performance, our ability to satisfy our debt service, capital expenditure and working capital requirements, and because certain covenants in our debt service instruments are based on similar measures.  While EBITDA and Adjusted EBITDA are used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.  The calculations of EBITDA and Adjusted EBITDA are shown below:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003

Net income (loss)	$8,397	$6,533	$35,939	$(31,610)
Depreciation expense	17,679	21,116	69,384	77,675
Amortization expense	805	868	2,502	2,897
Interest expense, net	11,591	10,515	47,705	43,589
Other (income) expense	(831)	43	(872)	(200)
Income tax expense (benefit)	5,956	722	25,495	(1,680)
EBITDA	43,597	39,797	180,153	90,671
Employment agreement costs	—	321	—	2,446
Severance and related costs	—	391	—	2,246
Impairment charges	—	—	—	73,225
Non-cash stock-based compensation	418	418	1,900	1,672
Adjusted EBITDA	$44,015	$40,927	$182,053	$170,260

Revenue	$103,556	$101,555	$412,033	$415,283

EBITDA margin	42.1%	39.2%	43.7%	21.8%
Adjusted EBITDA margin	42.5%	40.3%	44.2%	41.0%

ALLIANCE IMAGING, INC.
EARNINGS (LOSS) PER SHARE
(in thousands, except per share amounts)

Earnings (loss) per share represents net income (loss) divided by the weighted average number of shares of common stock and, in the case of periods that the Company had net income, common stock equivalents outstanding during the quarter.  Earnings (loss) per share, excluding employment agreement costs, severance and related costs, impairment charges, and non-cash stock-based compensation expenses represent the add back of the above noted items, net of tax, divided by the weighted average number of shares of common stock and, in the case of periods that the Company had net income, common stock equivalents outstanding during the quarter.  Earnings (loss) per share, excluding employment agreement costs, severance and related costs, impairment charges, and non-cash stock-based compensation expenses are not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Earnings (loss) per share, excluding employment agreement costs, severance and related costs, impairment charges, and non-cash stock-based compensation expenses should not be considered in isolation or as a substitute for earnings (loss) per share, net income, and other income statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability.  Earnings (loss) per share, excluding employment agreement costs, severance and related costs, impairment charges, and non-cash stock-based compensation expenses is included to provide additional information with respect to a measure that certain investment analysts use as a benchmark for our operating performance and because certain covenants in our debt service instruments are based on similar measures.  While earnings (loss) per share, excluding employment agreement costs, severance and related costs, impairment charges, and non-cash stock-based compensation expenses is used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.  The calculations of earnings (loss) per share and earnings (loss) per share, excluding employment agreement costs, severance and related costs, impairment charges, and non-cash stock-based compensation expenses are shown below:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Net income (loss), as reported	$8,397	$6,533	$35,939	$(31,610)
Less adjustment to net income (loss), as reported, to effective income tax rate of 41.5%	—	(2,289)	—	(2,289)
Add employment agreement costs	—	321	—	2,446
Less income tax effect of employment agreement costs	—	(133)	—	(1,015)
Add severance and related costs	—	391	—	2,246
Less income tax effect of severance and related costs	—	(162)	—	(932)
Add impairment charges	—	—	—	73,225
Less income tax effect of impairment charges	—	—	—	(15,964)
Add non-cash stock-based compensation	418	418	1,900	1,672
Less income tax effect of non-cash stock based compensation	(173)	(173)	(789)	(694)
	245	(1,627)	1,111	58,695
Income excluding employment agreement costs, severance and related costs, impairment charges, non-cash stock-based compensation	$8,642	$4,906	$37,050	$27,085
Earnings (loss) per share - diluted
As reported	$0.17	$0.14	$0.72	$(0.66)
Excluding employment agreement costs, severance and and related costs, impairment charges and non-cash related costs and non-cash stock-based compensation	$0.18	$0.10	$0.74	$0.56
Weighted average number of shares outstanding:
Diluted (in periods reported with a loss)				47,872
Diluted (in periods reported with income)	49,345	48,304	49,793	48,414

ALLIANCE IMAGING, INC.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31, 2002	December 31, 2003
		(Unaudited)

Cash and cash equivalents	$31,413	$20,931
Accounts receivable, net	49,830	45,276
Total current assets	99,502	81,670
Equipment, net	358,607	352,631
Total assets	683,058	622,163
Total current liabilities	55,923	57,488
Long-term debt, including current maturities	608,862	581,247
Total stockholders’ deficit	(42,309)	(70,798)

ALLIANCE IMAGING, INC.
SELECTED STATISTICAL INFORMATION

	Fourth Quarter Ended December 31,
	2002	2003

MRI scan-based
Average number of scan-based systems	308.0	301.2
Scans per system per day	9.55	9.36
Total number of MRI scans	211,900	199,800
Price per scan	$370.6	$357.8

Revenue breakdown (in millions)
Total scan-based MRI revenue	$78.5	$71.5
PET revenue	9.7	15.4
Non-scan based MRI and other modalities	15.4	14.7
Total revenues	$103.6	$101.6